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                                                                   EXHIBIT 23.18

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our reports dated February 8, 1996, except for Note (4) for which the date is February 15, 1996 (Albuquerque C.I. Associates, L.P.); February 16, 1996 (C.I. Nashville, Inc.); February 8, 1996 (Wichita C.I. Associates III, L.P.); and February 19, 1996 (Topeka C.I. Associates, L.P.) appearing in the Joint Proxy Statement and Prospectus included in the Form S-4 Registration Statement of Patriot American Hospitality, Inc. and Wyndham International, Inc. filed with the Securities and Exchange Commission on or about January 9, 1998.

                                    /s/ Mayer Hoffman McCann L.C.
Kansas City, Missouri
January 7, 1998